Exhibit 10.1



                                AMENDMENT TO THE
                 TRIARC COMPANIES, INC. 1999 EXECUTIVE BONUS PLAN

Triarc Companies, Inc. Executive Bonus Plan is hereby amended, effective as of June 22, 2004, as follows:

         1. Section 4(a)(i) is replaced in its entirety to read as follows:

            (i) Designation. The Committee shall, in its sole discretion, designate for each Plan Year(s) which executive officers and key employees of the Company and its subsidiaries, if any, will be eligible for Performance Goal Bonus Award(s) for such Plan Year(s). The Committee shall designate such individuals prior to the Performance Goals Date with respect to such individual for such Plan Year(s). The Committee may designate at any time Performance Goal Bonus Award(s) for one or more executive officers or key employees in respect of more than one Plan Year, provided that the designation shall be made no later than the Performance Goals Date of the first Plan Year in respect of which the Performance Goal Bonus Award(s) is granted. Each Participant will be notified of the selection as soon after approval as is practicable.

         2. Section 4(b)(i)10 is replaced in its entirety and a new
Section 4(b)(i)11 is added to read as follows:

            10. net investment income;

            11. consolidated net income, plus (without duplication and only to the extent such amount was deducted in calculating such consolidated net income) interest expense, income taxes, depreciation expense, and amortization expense.